Exhibit 99.1

FitLife Brands Announces Third Quarter 2025 Results

OMAHA, NE – November 13, 2025 – FitLife Brands, Inc. (“FitLife” or the “Company”) (NASDAQ: FTLF), a provider of innovative and proprietary nutritional supplements and wellness products, today announced financial results for the third quarter ended September 30, 2025.

Highlights for the third quarter ended September 30, 2025 include:

●

On August 8, 2025, the Company completed the acquisition of substantially all of the assets of Irwin Naturals (“Irwin”), and Irwin’s operating results for the period of August 9 through September 30 are included in FitLife’s consolidated financials for the third quarter of 2025.

●	Total revenue was $23.5 million, an increase of 47% compared to the third quarter of 2024.

●	Wholesale revenue was $13.2 million, representing 56% of revenue and an increase of 156% compared to the third quarter of 2024.

●	Excluding the amortization of the inventory step-up related to the Irwin acquisition, gross margin was 38.9% compared to 43.8% during the third quarter of 2024.

●

Net income was $0.9 million compared to $2.1 million during the third quarter of 2024, with the decline driven primarily by transaction expense associated with acquisition of Irwin, lower gross margin, and higher income tax expense.

●	Basic earnings per share and diluted earnings per share were $0.10 and $0.09, respectively, compared to $0.23 and $0.21 during the third quarter of 2024.

●	Adjusted EBITDA was $3.8 million, a 6% increase compared to the third quarter of 2024.

For the third quarter ended September 30, 2025, total revenue was $23.5 million, an increase of 47% compared to $16.0 million during the same period last year. Revenue from Irwin accounted for $6.8 million of the $7.5 million increase.

Wholesale revenue for the quarter was $13.2 million, an increase of 156% compared to the third quarter of 2024. Excluding the $6.5 million of wholesale revenue contributed by Irwin, wholesale revenue for the Company’s other brands increased 30% compared to the third quarter of 2024, with wholesale revenue for Legacy FitLife (excluding MRC), MRC, and MusclePharm increasing 3%, 20%, and 112% respectively. Wholesale revenue accounted for 56% and 32% of the Company’s total revenue during the quarters ended September 30, 2025 and 2024, respectively.

Online revenue for the quarter was $10.3 million, a decrease of 5% compared to the third quarter of 2024. Excluding the $0.3 million of online revenue contributed by Irwin, online revenue for the Company’s other brands declined 8% compared to the third quarter of 2024. Online revenue for Legacy FitLife (excluding MRC) increased by 14% during the quarter, while MRC declined by 16% and MusclePharm declined by 3%. Online revenue accounted for 44% and 68% of the Company’s total revenue during the quarters ended September 30, 2025 and 2024, respectively.

Gross margin for the quarter ended September 30, 2025, was 37.2% compared to 43.8% during the same period in the prior year. Excluding the amortization of the inventory step-up related to the Irwin acquisition, gross margin was 38.9% for the third quarter of 2025.

Net income for the third quarter of 2025 was $0.9 million compared to $2.1 million during the quarter ended September 30, 2024. Basic and diluted earnings per share were $0.10 and $0.09, respectively, compared to $0.23 and $0.21 during the third quarter of 2024. The decline in net income and earnings per share is primarily due to transaction expense associated with the Irwin acquisition, lower gross margin, and increased income tax expense.

Adjusted EBITDA for the quarter ended September 30, 2025, was $3.8 million, a 6% increase compared to the same period in 2024. Adjusted EBITDA for the trailing twelve months, which includes less than eight weeks of Irwin’s results, was $13.6 million.

Performance of Acquired Brands

One of the primary metrics used by management to evaluate the performance of the Company’s brands is contribution, a non-GAAP financial measure which management defines as gross profit less advertising and marketing expenditures. Other companies may also report contribution as a performance metric, but their definition or calculation of contribution may differ from the Company’s. Management believes that contribution, as defined by the Company, is a particularly relevant performance metric since it incorporates the gross profit associated with a specific brand or collection of brands as well as the advertising and marketing expenditures associated with the same brand or brands. With limited exception, other operating expense incurred by the Company is generally not allocable to a specific brand or collection of brands.

Management intends to provide this level of disclosure for acquired brands for approximately two years following a transaction, after which the performance of acquired brands will be reported as part of Legacy FitLife results. Other than for MusclePharm, the numbers in the contribution tables presented below in the body of the press release represent the performance of a collection of brands. Legacy FitLife consists of twelve brands, and Irwin consists of three brands. These collections of brands do not meet the definition of operating segments and are not managed as such.

Legacy FitLife
(Unaudited)
	2024		2025
	Q3	Q4	Q1	Q2	Q3
Wholesale revenue	3,930	3,250	4,648	4,385	4,076
Online revenue	9,582	8,944	9,325	9,187	8,779
Total revenue	13,512	12,194	13,973	13,572	12,855
Gross profit	6,125	5,465	6,284	6,116	5,788
Gross margin	45.3%	44.8%	45.0%	45.1%	45.0%
Advertising and marketing	999	862	879	953	1,135
Contribution	5,126	4,603	5,405	5,163	4,653
Contribution as a % of revenue	37.9%	37.7%	38.7%	38.0%	36.2%

For the third quarter of 2025, Legacy FitLife revenue declined 5% compared to the same period last year, driven by an 8% decrease in online revenue due to a drop in traffic to MRC product listing pages, partially offset by a 4% increase in wholesale revenue. Excluding MRC, Legacy FitLife wholesale revenue increased 3%, online revenue increased 14%, and total revenue increased 8% in the third quarter of 2025 compared to the same quarter last year.

Gross profit and contribution decreased by 6% and 9%, respectively, for Legacy FitLife. Gross margin decreased slightly from 45.3% during the third quarter of 2024 to 45.0% during the third quarter of 2025. Contribution as a percentage of revenue decreased from 37.9% to 36.2% over the same time period. Excluding MRC, Legacy FitLife gross margin increased from 42.6% during the third quarter of 2024 to 45.7% during the third quarter of 2025, and contribution as a percentage of revenue increased from 41.5% to 43.1% over the same time period.

MusclePharm
(Unaudited)
	2024		2025
	Q3	Q4	Q1	Q2	Q3
Wholesale revenue	1,231	1,689	658	1,311	2,610
Online revenue	1,234	1,130	1,305	1,244	1,199
Total revenue	2,465	2,819	1,963	2,555	3,809
Gross profit	876	747	590	788	754
Gross margin	35.5%	26.5%	30.1%	30.8%	19.8%
Advertising and marketing	94	117	174	238	150
Contribution	782	630	416	550	604
Contribution as % of revenue	31.7%	22.3%	21.2%	21.5%	15.9%

MusclePharm revenue increased 55% from the third quarter of 2024 to the third quarter of 2025, with wholesale revenue increasing 112%, partially offset by a 3% decrease in online revenue. As previously disclosed, in an effort to drive revenue growth, the Company is making targeted investments in advertising and promotion, primarily in the wholesale channel. Beginning in the fourth quarter of 2024, the Company offered additional promotional incentives to certain wholesale partners in an effort to drive incremental growth for the MusclePharm brand.  The decrease in wholesale revenue that occurred during the first quarter was primarily due to one of our wholesale customers that took advantage of the Company’s promotional investment during the fourth quarter of 2024 without increasing their sell-through of the product, which affected their reorder volumes during the first quarter of 2025.

The Company anticipates that the increased promotional efforts will continue for the foreseeable future.  As a result of these investments, gross margin and contribution margin as a percent of revenue may fluctuate materially from quarter to quarter.

Gross margin and contribution as a percentage of revenue for MusclePharm were also adversely affected during the quarter by increasing whey protein costs. In an effort to gain market share, the Company has thus far absorbed these cost increases without raising prices to its customers. As protein costs continue to increase, the Company may implement price increases to offset at least a portion of the increased cost.

Irwin
(Unaudited)
2025
Q3
Wholesale revenue	6,510
Online revenue	311
Total revenue	6,821
Gross profit	2,194
Gross margin	32.2%
Advertising and marketing	72
Contribution	2,122
Contribution as % of revenue	31.1%

Irwin’s performance for the third quarter of 2025 includes the results of operations for the period from August 9 through September 30.  During this period, Irwin generated 95% of its revenue from the wholesale channel and 5% from online sales. Wholesale revenue during the quarter was adversely affected by approximately $0.6 million of sales that were pulled forward by the previous owner prior to closing the transaction. Online revenue during the third quarter of 2025 represents transactions through Irwin’s websites only. The Company did not begin selling Irwin products on Amazon until subsequent to the end of the third quarter.

Irwin generated gross margin of 32.2% and contribution as a percentage of revenue of 31.1% during the third quarter of 2025. Excluding amortization of the inventory step-up, Irwin’s gross margin and contribution as a percentage of revenue would have been 37.9% and 36.9%, respectively.  For comparison, Irwin’s gross margin prior to the acquisition by FitLife was 32.3% and 35.7% for 2024 and the first six months of 2025, respectively.

FitLife Consolidated
(Unaudited)
	2024		2025
	Q3	Q4	Q1	Q2	Q3

Wholesale revenue	5,161	4,939	5,306	5,696	13,196
Online revenue	10,816	10,074	10,630	10,431	10,289
Total revenue	15,977	15,013	15,936	16,127	23,485
Gross profit	7,001	6,212	6,874	6,904	8,736
Gross margin	43.8%	41.4%	43.1%	42.8%	37.2%
Advertising and marketing	1,093	979	1,053	1,191	1,357
Contribution	5,908	5,233	5,821	5,713	7,379
Contribution as % of revenue	37.0%	34.9%	36.5%	35.4%	31.4%

For the Company overall, revenue increased 47%, gross profit increased 25%, and contribution increased 25% compared to the third quarter of 2024. Gross margin decreased to 37.2% compared to 43.8% during the third quarter of last year. Contribution as a percentage of revenue decreased to 31.4% compared to 37.0% during the third quarter of last year. Excluding the inventory step-up of $0.4 million, gross margin and contribution as a percentage of revenue would have been 38.9% and 33.1%, respectively.

Management Commentary

Dayton Judd, the Company’s Chairman and CEO commented, “Although we are still working through the previously disclosed challenges associated with our MRC business, we are very encouraged by the performance of our other brands during the third quarter of 2025, with MusclePharm organic revenue increasing 55% and Legacy FitLife organic revenue excluding MRC increasing 8%. On a year-to-date basis, MusclePharm and Legacy FitLife excluding MRC have delivered organic revenue growth of 15% and 7%, respectively.

“We are pleased with the strong revenue performance of the MusclePharm brand, with wholesale revenue increasing 112% on a year-over-year basis during the quarter. This growth is a function of higher sales to existing customers as well as gaining new distribution. However, margins for this business were lower during the quarter, primarily due to increasing protein costs, which we are currently choosing to absorb as we continue to fight for increased distribution and sell-through. MusclePharm’s performance was consistent throughout the third quarter with revenue for each month higher than all previous months since we acquired the brand.

“Irwin is also off to a good start. As is the case with all acquisitions, there are a number of challenges that we are working through, but these challenges also represent opportunities for improved performance and we remain excited about the Irwin brands and their potential. Revenue for the third quarter was adversely affected by approximately $0.6 million of shipments that were pulled forward prior to the acquisition. In addition, since Irwin plans to become the primary seller of its products on Amazon, following the acquisition we ceased selling products to the wholesale partner who was the primary seller of Irwin products on Amazon. Prior to the acquisition, sales to this customer were approximately $0.5 million per quarter.

“Our first sale of Irwin products on Amazon occurred on October 11, 2025. Since then, our sales on Amazon have increased consistently and are currently around $10,000 per day, or approximately $3.6 million on an annualized basis. At this point, Irwin is actively selling on only 116 of its 242 product listings. As other sellers run out of inventory, we expect to become the primary seller on all of our listings.

“In addition, we continue to work toward capturing supply chain and SG&A efficiencies at Irwin. Additional cost cuts were implemented during the third quarter that will impact the fourth quarter of 2025 and beyond. We are also working to rectify out-of-stock issues as well as increase the focus on new product development at Irwin.

“At MRC, we continue to work on initiatives designed to generate revenue off-Amazon as well as drive additional traffic to our listings on Amazon. Also, in early 2026, we will lap the initial revenue declines for the Dr. Tobias brand that began in February of 2025, so we are hopeful for greater stability for MRC in the near future.

“Our primary concerns right now relate to the increasing cost of whey protein, which primarily affects our MusclePharm brand, and general consumer weakness. Over the past couple of months, we have observed signs of increasing consumer weakness, which is validated by declining customer counts in brick-and-mortar retailers as well as consumer sentiment benchmarks being close to all-time lows. Although we remain optimistic about our brands and their long-term potential, these factors have an uncertain near-term effect.”

Earnings Conference Call

The Company will hold an investor conference call on Thursday, November 13, 2025 at 4:30 pm ET. Investors interested in participating in the live call can dial (833) 492-0064 from the U.S. and provide the conference identification code of 811541. International participants can dial (973) 528-0163 and provide the same code.

About FitLife Brands

FitLife Brands is a developer and marketer of innovative and proprietary nutritional supplements and wellness products for health-conscious consumers. FitLife markets over 500 different products online and through various retail locations. FitLife is headquartered in Omaha, Nebraska. For more information, please visit our website at www.fitlifebrands.com.

Forward-Looking Statements

Statements in this release that are forward-looking involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this news release. Such factors may include, but are not limited to, the ability of the Company to continue to grow revenue, the Company's ability to continue to achieve positive cash flow given the Company's existing and anticipated operating and other costs, and the Company’s ability to service its debt. Many of these risks and uncertainties are beyond the Company's control. Reference is made to the discussion of risk factors detailed in the Company's filings with the Securities and Exchange Commission including its reports on Form 10-K and Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

FITLIFE BRANDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	September 30, 2025	December 31, 2024
	(Unaudited)
ASSETS:
CURRENT ASSETS
Cash and cash equivalents	$3,512	$4,468
Restricted cash	-	52
Accounts receivable, net of allowance for credit losses of $22 and $41, respectively	9,640	1,626
Inventories, net of allowance for obsolescence of $254 and $100, respectively	22,227	11,074
Prepaid expense and other current assets	2,021	923
Total current assets	37,400	18,143

Property and equipment, net	135	75
Right of use asset	785	412
Intangibles, net of amortization of $275 and $152, respectively	51,648	26,235
Goodwill	19,366	13,022
Deferred tax asset	567	-
Other assets	83	644
TOTAL ASSETS	$109,984	$58,531

LIABILITIES AND STOCKHOLDERS' EQUITY:
CURRENT LIABILITIES:
Accounts payable	$9,148	$4,067
Accrued expense	6,803	684
Income taxes payable	1,688	1,415
Product returns	863	564
Term loan – current portion	8,094	4,500
Revolving line of credit	6,000	-
Lease liability – current portion	429	81
Total current liabilities	33,025	11,311

Term loan, net of current portion and unamortized deferred finance costs	32,363	8,550
Long-term lease liability, net of current portion	385	331
Derivative liability	32	-
Deferred tax liability	2,287	2,213
TOTAL LIABILITIES	68,092	22,405

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value, 10,000 shares authorized, none outstanding as of September 30, 2025 and December 31, 2024	-	-
Common stock, $0.01 par value, 120,000 shares authorized; 9,391 and 9,210 issued and outstanding as of September 30, 2025 and December 31, 2024	94	92
Additional paid-in capital	32,141	31,129
Retained earnings	10,253	5,567
Accumulated other comprehensive loss	(596)	(662)
TOTAL STOCKHOLDERS' EQUITY	41,892	36,126
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$109,984	$58,531

FITLIFE BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024

(In thousands, except per share data)

(Unaudited)

	Three months ended September 30		Nine months ended September 30
	2025	2024	2025	2024

Revenue	$23,485	$15,977	$55,548	$49,456
Cost of goods sold	14,749	8,976	33,034	27,588
Gross profit	8,736	7,001	22,514	21,868

OPERATING EXPENSE:
Advertising and marketing	1,357	1,093	3,601	3,647
Selling, general and administrative	4,105	2,645	9,102	7,681
Merger and acquisition related	820	59	1,848	217
Depreciation and amortization	136	22	169	85
Total operating expense	6,418	3,819	14,720	11,630

OPERATING INCOME	2,318	3,182	7,794	10,238

OTHER EXPENSE (INCOME)
Interest income	(18)	(19)	(94)	(41)
Interest expense	580	326	1,049	1,085
Other expense	49	-	49	-
Foreign exchange gain	(43)	(21)	(57)	(26)
Total other expense	568	286	947	1,018

INCOME BEFORE INCOME TAX PROVISION	1,750	2,896	6,847	9,220

PROVISION FOR INCOME TAXES	829	770	2,161	2,306

NET INCOME	$921	$2,126	$4,686	$6,914

NET INCOME PER SHARE
Basic	$0.10	$0.23	$0.50	$0.75
Diluted	$0.09	$0.21	$0.47	$0.70
Basic weighted average common shares	9,391	9,196	9,332	9,196
Diluted weighted average common shares	9,997	9,930	9,962	9,886

COMPREHENSIVE INCOME:
NET INCOME	$921	$2,126	$4,686	$6,914
Foreign currency translation adjustment	(42)	35	98	(136)
Loss on derivatives	(32)	-	(32)	-
Comprehensive income	$847	$2,161	$4,752	$6,778

FITLIFE BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024

(In thousands)

(Unaudited)

	Nine months ended September 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,686	$6,914
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	169	85
Allowance for credit losses	(19)	2
Allowance for inventory obsolescence	154	(76)
Stock-based compensation	332	344
Amortization of deferred financing costs	31	31
Write-off of deferred financing costs	49	-
Amortization of inventory step-up	392	-
Changes in operating assets and liabilities:
Accounts receivable - trade	(680)	18
Inventories	(860)	(1,223)
Deferred taxes	77	270
Prepaid expense and other current assets	(811)	793
Right-of-use asset	139	72
Accounts payable	2,980	827
Income taxes payable	274	1,114
Lease liability	(114)	(82)
Accrued expense and other current liabilities	605	(434)
Product returns	(209)	(2)
Net cash provided by operating activities	7,195	8,653

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for Irwin acquisition	(42,500)	-
Purchase of property and equipment	(37)	(10)
Net cash used in investing activities	(42,537)	(10)

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from exercise of stock options	682	-
Borrowings on term loans	40,452	-
Payoff of 2023 term loans	(10,875)
Payments on term loans	(2,250)	(5,875)
Borrowings on line of credit	6,000	-
Net cash provided by (used in) financing activities	34,009	(5,875)

Foreign currency impact on cash	325	54

CHANGE IN CASH AND RESTRICTED CASH	(1,008)	2,822
CASH AND RESTRICTED CASH, BEGINNING OF PERIOD	4,520	1,898
CASH AND RESTRICTED CASH, END OF PERIOD	$3,512	$4,720

Non-GAAP Financial Measures

The financial information included in this release and the presentation below contain certain financial measures defined as “non-GAAP financial measures” by the SEC, including non-GAAP EBITDA and non-GAAP adjusted EBITDA. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

As presented below, non-GAAP EBITDA excludes interest, foreign currency gain/loss, income taxes, depreciation and amortization. Adjusted non-GAAP EBITDA excludes, in addition to interest, foreign currency gain/loss, taxes, depreciation and amortization, equity-based compensation, M&A/integration expense, restructuring and non-recurring gains or losses. The Company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expense and other items that may not be indicative of its core operating results and business outlook. The Company believes that the inclusion of non-GAAP measures in the financial presentation below allows investors to compare the Company’s financial results with the Company’s historical financial results and is an important measure of the Company’s comparative financial performance.

The Company’s calculation of Adjusted EBITDA for the three and nine months ended September 30, 2025 and 2024 is as follows:

	For the three months ended September 30,		For the nine months ended September 30,
	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income	$921	$2,126	$4,686	$6,914
Interest expense	580	326	1,049	1,085
Interest income	(18)	(19)	(94)	(41)
Foreign exchange gain	(43)	(21)	(57)	(26)
Provision for income taxes	829	770	2,161	2,306
Depreciation and amortization	136	22	169	85
EBITDA	2,405	3,204	7,914	10,323
Non-cash and non-recurring adjustments
Stock-based compensation	126	141	332	344
Merger and acquisition related	820	59	1,848	217
Amortization of inventory step-up	392	-	392	-
Writeoff of deferred financing costs	49	-	49	-
Restructuring costs	-	184	-	184
Adjusted EBITDA	$3,792	$3,588	$10,535	$11,068